Exhibit 99.1

Maison Solutions Expands into Arizona with Acquisition of Three-Store

Lee Lee International Supermarkets Chain

-- Transaction More than Doubles Size of Maison; Expands Geographic Footprint to New Region --

MONTEREY PARK, Calif., April 10, 2024 – Maison Solutions Inc. (“Maison Solutions” or the “Company”), (Nasdaq: MSS), a U.S.-based specialty grocery retailer offering traditional Asian and international food and merchandise, today announced the acquisition of Lee Lee Oriental Supermart, Inc., a three-store supermarket chain operating under the name, Lee Lee International Supermarkets, in the greater Phoenix and Tucson metro areas.

The Company acquired Lee Lee International Supermarkets through AZLL, LLC, an Arizona limited liability company and the Company’s wholly-owned subsidiary. The purchase price of $22.2 million will be paid over a 10-month period and includes $7.0 million in cash paid immediately at closing on April 8, 2024, with the rest paid through a secured note agreement.

“This transaction demonstrates our strategy of expanding by acquisition in geographic locations with large and growing Asian and ethnic populations,” said John Xu, President and Chief Executive Officer of Maison Solutions. “Lee Lee International Supermarkets has an established brand presence in Arizona and is a perfect fit for Maison, giving us a base for further growth in the region.

“The strategic acquisition is expected to add approximately $70 million in annual revenue for us, effectively doubling our current size. We remain committed to future growth through new store openings and acquisitions,” Xu added.

Stores Highlights:

●	The Chandler (Phoenix metro area) store comprises more than 52,000 square-feet. This market includes a Vietnamese restaurant, a bakery, and a jewelry store.

●	The Peoria (Phoenix metro area) store comprises more than 60,000 square-feet. This market includes a Vietnamese restaurant, a boba tea store, a jewelry store and a clothing store.

●	The Tucson store comprises more than 51,000 square-feet. This market includes a Vietnamese restaurant and a BBQ restaurant.

About Lee Lee International Supermarkets

Lee Lee International Supermarkets is the largest international market in Arizona. Its three locations offer products from more than 30 countries and regions, and provide the highest quality product selection available. Founded over 30 years ago, Lee Lee International Supermarkets has won multiple awards for best international supermarket, Asian market and specialty foods.

About Maison Solutions Inc.

Maison Solutions Inc. is a U.S.-based specialty grocery retailer offering traditional Asian food and merchandise, particularly to members of Asian-American communities. The Company is committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which the Company operates. Since its formation in 2019, the Company has acquired equity interests in four traditional Asian supermarkets in the Los Angeles area, and has been operating them under the brand name HK Good Fortune. To learn more about Maison Solutions, please visit the Company’s website at www.maisonsolutionsinc.com. Follow us on LinkedIn and X.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the transaction giving Maison a base for further growth in the region, growing through new store openings and acquisitions, and adding approximately $70 million in revenue, which is subject to audit. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC, copies of which are available on the SEC’s website at www.sec.gov. Maison Solutions undertakes no obligation to update forward-looking statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contact:

PondelWilkinson Inc.

Judy Lin or Laurie Berman

310-279-5980

info@maisonsolutionsinc.com

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